Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, please contact:

First National Bank:
Jerry Calvert
President & CEO
864.594.5691

Media Contact:
Reed Byrum, APR
Byrum Innovation Group, Inc.
864.567.7468
reedbyrum@byruminnovation.com

FIRST NATIONAL BANCSHARES FILES FIRST QUARTER 2009 REPORT

SPARTANBURG, SC, May 13, 2009 -- First National Bancshares, Inc., (NASDAQ: FNSC) announced today results for the First Quarter, ended March 31, 2009.

The holding company for First National Bank of the South, based in Spartanburg, SC, posted a loss of $1.36 million, compared to a Fourth Quarter 2008 net loss of $43.0 million that reflected a $28.7 million non-cash accounting charge for goodwill. Total deposits increased to $696.7 million at March 31, 2009, up from $646.8 million as of December 31, 2008, and total assets grew to $830.8 million from $812.7 million since Fourth Quarter 2008.

“Actions to increase deposits, trim expenses, and reduce non-performing assets are continuing to take hold at First National Bancshares. We are moving forward cautiously because of today’s troubling atmosphere of economic uncertainty and sector deficiencies in the banking industry,” First National Bancshares President and CEO Jerry Calvert said. “Since year-end 2008, there has been a $140 million increase in liquid assets and month-by-month improvements in interest margins. Operating expenses this year have decreased in key areas, and non-performing assets have declined by $1.6 million.”

First National looks forward to the May opening of its 13th branch in the Fort Mill/Tega Cay community of York County. First National has 12 branches, strategically located in high-growth South Carolina regions.  Every First National depositor is insured by the FDIC by up to $250,000.

“As we advance into 2009, management is committed to continuous improvements at First National Bancshares, ones we believe will occur with time, economic recovery, additional capital, and the bank’s resilience in handling non-performing assets,” Calvert said. “In 2009, First National is adequately capitalized, and we look forward to serving our consumer and business customer needs.”

First National Bancshares’ 10-Q filing, with full financial tables, can be reviewed at the U.S. Securities and Exchange site, www.sec.gov.

About First National Bancshares
First National Bancshares, Inc., (NASDAQ: FNSC) is an $830.8-million asset bank holding company, based in Spartanburg, South Carolina.  It provides a wide range of financial services to consumer and commercial customers through its wholly owned banking subsidiary, First National Bank of the South, which has 12 full-service branches in five South Carolina counties.  A 13th office is expected to open its doors in the Fort Mill/Tega Cay community of York County in the second quarter of 2009.

First National’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office in Greenville. First National Bancshares was incorporated in 1999 to conduct general banking business through its wholly owned bank subsidiary, First National Bank of the South. Additional information about First National is available online at www.fnbwecandothat.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future loan and deposit growth, plans, objectives, expectations, performance, credit quality, loan losses, events and the like, as well as any other statements, including those regarding potential effects of the acquisition of Carolina National Corporation, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements, including, but not limited to: the bank's compliance with the terms of the formal enforcement action with the OCC, continued impact of the Company's receipt of a going concern opinion from its auditors, changes in worldwide and U.S. economic conditions, the effects of changes in interest rates, volatile credit and financial markets, a further downturn in the economy or real estate markets, branch construction delays, greater than expected non-interest expenses or excessive loan losses, deterioration in real estate values, greater than anticipated losses on nonperforming assets, including but not limited to impairment of other real estate owned, and uncertainties associated with the merger. These risks are exacerbated by the recent developments in national and international financial markets, and we are unable to predict what effect these uncertain market conditions will have on our company. During 2008 and thus far in 2009, the capital and credit markets have experienced extended volatility and disruption. There can be no assurance that these unprecedented recent developments will not materially and adversely affect our business, financial condition and results of operations. For a more detailed description of certain factors, many of which are beyond First National's control, that could cause or contribute to our actual results differing materially from future results expressed or implied by our forward-looking statements, please see First National's Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and its other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Forward-looking statements are based on management's estimates and assumptions with respect to future events and financial performance and are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information should not be construed as a representation that the future events, plans, or expectations contemplated by our company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.